Exhibit 10.82

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS EXHIBIT MARKED BY [***] HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is entered into as of September 3, 2025, by and between iBio, Inc., a Delaware corporation (the “Company” or “iBio”), and Marc Banjak (the “Executive”).  The Effective Date of this Agreement shall be July 1, 2025.  In consideration of the premises and mutual covenants contained herein, and intending to be legally bound thereby, the parties agree as follows:

1.	Employment.

(a)Term.  The term of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the provisions of Section 4 (the “Term”).

(b)Position.  During the Term, on the terms and subject to the conditions set forth in this Agreement, the Company shall employ the Executive and the Executive shall serve the Company as “Chief Legal Officer.”  The Executive shall report to the Company’s Chief Executive Officer (the “CEO”).

(c)Duties.  The Executive shall be responsible for the supervision of the legal and regulatory compliance functions of the Company and such other duties and responsibilities as may be assigned, from time to time, by and subject to the direction of the CEO, as well as additional responsibilities that are customary for employees performing the Chief Legal Officer function.  In addition, the Executive shall serve at no additional compensation in such executive capacity or capacities with respect to any subsidiary or affiliate of the Company to which he may assigned, provided that such duties are not inconsistent with those of a Chief Legal Officer.  The Executive shall devote substantially all of the Executive’s time and attention to the performance of the Executive’s duties and responsibilities for and on behalf of the Company except as set forth herein or as may be consented to by the CEO.  Executive shall be required to travel to any Company office, including, but not limited to, the facilities in California.

(d)Outside Activities.  Notwithstanding anything to the contrary herein, Executive shall be permitted: (i) to serve as a member of the board of directors or advisory board (or their equivalents in the case of a non-corporate entity) of any (A) charitable or philanthropic organization; (ii) to engage in charitable, community or philanthropic activities or any other activities; or (iii) to serve as an executor, trustee or in a similar fiduciary capacity; provided, that the activities set out in the foregoing clauses shall be limited by the Executive so as not to affect, interfere or conflict with, individually or in the aggregate, the performance of the Executive's duties and responsibilities.  Any outside activities in excess of the foregoing shall require the consent of the CEO.

(e)Company Policies.  The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.At-will Employment.  Subject to the provisions of section 4 of this Agreement, Executive shall be employed on an at-will basis.  Neither this Agreement nor any of the Company’s policies, practices or procedures constitute an expressed or implied contract of employment for a specific duration of time.  Employment at the Company and its affiliates is a voluntary employment “at-will” relationship for no definite period of time which affords either party the right to terminate the relationship at any time for any reason or for no reason at all not prohibited by law.

3.Compensation.  During the Tern, the Executive shall receive, for all services rendered to the Company pursuant to this Agreement, the following:

(a)Base Salary.  Effective July 1, 2025, the Employee shall be paid a base salary at the rate of ($400,000.00) per annum (“Base Salary”), less such deductions for withholding taxes required under applicable law or as otherwise authorized by the Executive. The Base Salary shall accrue from and after the Effective Date and shall be payable during the Term in equal periodic installments in accordance with Company’s then current general salary payment policies.  The Executive’s Base Salary shall be reviewed from time to time by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) and may be increased based upon the evaluation of the Executive’s performance and the compensation policies of the Company in effect at the time of each such review.

(b)Bonus.  Executive shall be eligible for a target bonus of 40% of the base salary paid to Executive during the prior fiscal year based upon either the Compensation Committee’s or the Board’s assessment of his performance and the performance of the Company during the prior fiscal year.  Unless otherwise stated herein, to earn any bonus, the Executive must be employed by the Company on the day such bonus is paid.  In all events, any bonus awarded pursuant to this Section 3(b) will be paid within 2-1/2 months following the end of the fiscal year for which it is earned.

(c)Equity. The Executive shall be eligible for any additional grants of equity compensation from time to time, subject to the approval of the Board, the Company’s 2023 Omnibus Incentive Plan, as amended from time to time, or any successor plan (“Plan”), and grant agreement issued thereunder.

(d)Benefits.  During the Term, the Company shall provide the Executive with the following benefits:

(i)Company Plans.  The Executive and his dependents (as that term may be defined under the applicable benefit plan(s) of the Company) shall be included, if and to the extent eligible thereunder, in any and all standard benefit plans, programs and policies of the Company provided to similarly situated executives (“Benefits Plans”). The Executive acknowledges and agrees that the Benefits Plans may from time to time be modified by the Company as it deems necessary and appropriate.

(ii)Paid Time Off.  The Executive shall be entitled to paid vacation, paid holidays and other flexible time off (“FTO”) for which executives of the Company are generally eligible, in each case consistent with Company policy in effect from time to time.

(iii)Insurance. The Executive shall receive coverage under the Company’s Directors and Officers Liability Insurance under terms and conditions substantially similar to other executives of the Company.  The Executive acknowledges and agrees that such insurance may from time to time be modified by the Company as it deems necessary and appropriate.

(e)Withholding.  The Company is authorized to deduct and withhold from the Executive’s compensation all sums authorized by the Executive or necessary or required (whether by law, court decree, executive order or otherwise), including, but not limited to, social security, income tax withholding and otherwise, and any other amounts required by law or any taxing authority.

(f)Expenses.  The Company shall reimburse the Executive for all reasonable and necessary out-of-pocket expenses incurred by the Executive in connection with the performance of the Executive's duties and responsibilities hereunder, upon presentment of a valid receipt or other usual and customary documents evidencing such expenses. The Company will reimburse properly substantiated and timely submitted expenses in accordance with Company policy.

4.	Termination.

(a)The employment of the Executive hereunder (and this Agreement) shall be terminable as described in Section 2 subject to the provisions of this Section 4.

(b)Termination Upon Mutual Agreement.  The Company and the Executive may, by mutual written agreement, terminate the employment of the Executive hereunder (and this Agreement) at any time, in which case the Executive will be entitled only to the Standard Termination Benefits (as defined in Section 4(i)).

(c)Termination by the Company for Cause.   The employment of the Executive hereunder (and this Agreement) shall be terminated (but after the expiration of the cure period described in clause (v) below, if applicable), at the option of the Company, for “Cause” (as defined herein), upon written notice to the Executive specifying the subsection(s) of the definition of Cause relied on to support the decision to terminate, in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive the Standard Termination Benefits.  Termination by the Company for Cause shall be effective immediately after the Company gives notice to Executive of Executive’s termination, unless the Company specifies a later date, in which case, termination shall be effective as of such later date; provided that no effective date of termination shall precede the expiration of the cure period described in clause (v) below, if applicable.  For purposes of this Agreement, “Cause” means: (i) an act of personal dishonesty in connection with the Executive’s responsibilities as an employee of the Company that is intended to result in personal enrichment of the Executive; (ii) Executive’s commission of a felony or other crime involving theft, fraud or moral turpitude which the Company reasonably believes has had or could have a material detrimental effect on the Company’s reputation or business; (iii) a breach of any fiduciary duty owed to the Company that has, or reasonably could have, a material detrimental effect on the Company’s reputation or business as determined in good faith by the Company; (iv) willful violations of the Executive’s obligations to the Company; or (v) the breach by the Executive of any material obligation imposed upon the Executive pursuant to this Agreement or any other material policy of the Company if (in the event such failure is reasonably susceptible of cure) such failure continues uncured for thirty (30) days after written notice specifying in reasonable detail such failure.

(d)Termination by the Company without Cause.  The employment of the Executive hereunder (and this Agreement) may be terminated at any time, at the option of the Company without Cause.  Termination by the Company without Cause shall be effective immediately after the Company gives notice to Executive of Executive’s termination, unless the Company specifies a later date, in which case, termination shall be effective as of such later date.

(e)Termination Upon Death of Executive.  This Agreement will terminate automatically upon the death of the Executive, in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive’s estate or his personal representative, as the case may be, the Standard Termination Benefits.

(f)Termination Upon Disability of Executive.  The employment of the Executive hereunder (and this Agreement) shall be terminated, at the option of the Company, upon not less than thirty (30) days prior written notice to the Executive or his legal representative, as the case may be, in the event the Executive suffers a “Total Disability” (as defined below), in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive or his legal representative, as the case may be, the Standard Termination Benefits.  “Total Disability” shall mean a determination by the Company, that, because of a medically determinable disease, condition, injury or other physical or mental disability, the Executive is unable to substantially perform the essential duties of the Executive required hereby with or without reasonable accommodation, and that such disability is determined or reasonably expected to last for a period of twelve weeks in a twelve-month period unless a longer period is required by applicable law.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

(g)Resignation by the Executive for Good Reason.  The Executive shall be able to terminate this Agreement for Good Reason by providing written notice of termination to the Company within thirty (30) days after expiration of the cure period described in the last sentence of this Section 4(g).  For purposes of this Agreement, “Good Reason” means, with respect to the Executive, in each case to the extent not consented by the Executive: (i) a material diminution in Executive’s base salary (unless applied proportionately to all similarly situated executives), (ii) assignment to a primary worksite different than described in section 1(b) of this Agreement, subject to the travel requirements set forth in section 1(c); (iii) a material violation of this Agreement or any other material agreement between the Executive and the Company, by the Company; (iv) a material reduction in the Executive’s duties, authority, or responsibilities relative to the Executive’s duties, authority, or responsibilities as the Company’s Chief Legal Officer; provided that the Executive shall not have Good Reason unless the Executive shall have provided the Company written notice describing such violation in sufficiently reasonable detail for the Company to understand the breach alleged to have occurred, with such notice provided to the Company no later than ten (10) days after the alleged breach first occurs, and the Company shall fail to cure such alleged breach within thirty (30) days after the Executive has provided the Company the required notice.

(h)Resignation by the Executive without Good Reason.  The employment of the Executive hereunder (and this Agreement) may be terminated, at the option of the Executive, without Good Reason, upon thirty (30) days’ prior written notice from the Executive to the Company, in which event the Company shall have no further obligations or liabilities under this Agreement (including, without limitation, Section 3 hereof) except to pay to the Executive the Standard Termination Benefits.

(i)Standard Termination Benefits in the Event of Separation from Employment.  In the event that the Executive separates from employment for any reason or no reason, the Company shall pay to the Executive: (i) accrued and unpaid Base Salary in accordance with Section 3(a); (ii) any unreimbursed expenses payable in accordance with Section 4; (iii) any earned but unpaid annual bonus from a prior fiscal year; and (iv) any amounts payable under any of the benefit plans of the Company in which the Executive was a participant in accordance with applicable law and the terms of those plans (collectively, the “Standard Termination Benefits”). Payment under this section shall be made within the time limits set by applicable law.

(j)Severance.  If the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason, in either case provided the Executive executes and does not revoke a Separation Agreement in a form acceptable to the Company, the Executive shall receive, in addition to the Standard Termination Benefits: (i) an amount equal to the Executive’s then current Base Salary for nine (9) months (the “Severance Period”), less all applicable withholdings and deductions paid in equal installments in accordance with the Company’s regular payroll dates, (ii) a pro rata share of any bonus earned by the Eligible Executive during the fiscal year in which Executive’s termination occurs, based on actual attainment of metrics upon which the bonus is calculated (as recommended by the Compensation Committee and determined by the Board), with the proration based on the number of days worked during the fiscal year paid in a lump sum at the time the Company pays bonuses to similarly-situated employees; and (iii) provided Executive elects continuation coverage for health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the full cost of this benefit for the Severance Period.   Notwithstanding the foregoing, timing of payments under this Section 4(j) shall be subject to Section 7 (relating to Section 409A of the Internal Revenue Code).

(k) Separation After a Sale Event.   If the Company terminates the Executive’s employment without Cause during the period commencing one (1) month prior or twelve (12) months after a “Sale Event” (as defined in the Plan), or the Executive terminates employment with the Company for Good Reason within twelve (12) months after a “Sale Event” (as defined in the Plan), provided the Executive executes and does not revoke a Separation Agreement in a form acceptable to the Company, the Executive shall receive,  in addition to Standard Termination benefits (i) an amount equal to the Executive’s then current Base Salary for twelve (12) months (the “ Sale Event Severance Period”), less all applicable withholdings and deductions paid in equal installments in accordance with the Company’s regular payroll dates, (ii) an amount equal to the target bonus for which Executive would have been eligible during the Company fiscal year in which the Executive terminates employment,  within thirty (30) days of Executive’s execution of a Separation Agreement, (iii) vesting of any unvested time-vested equity awards held by the Executive at such time; and (iv) provided Executive elects continuation coverage for health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the full cost of this benefit for the Sale Event Severance Period.  Notwithstanding the foregoing, timing of payments under this Section 4(j) shall be subject to Section 7 (relating to Section 409A of the Internal Revenue Code).

5.Assignment of Intellectual Property Rights.  In consideration of his employment, the Executive agrees to be bound by this Section 5.

(a)General. The Executive agrees to assign, and hereby assigns, to the Company all of his rights in any Inventions (as hereinafter defined) (including all Intellectual Property Rights (as hereinafter defined) therein or related thereto) that are made, conceived or reduced to practice, in whole or in part and whether alone or with others, by his during his employment by, or service with, the Company or which arise out of any activity conducted by, for or under the direction of the Company (whether or not conducted at the Company's facilities, working hours or using any of the Company's assets), or which are useful with, or relate directly or indirectly to, any Company Interest (as defined below). The Executive will promptly and fully disclose and provide all of the Inventions described above (the “Assigned Inventions”) to the Company.

(b)Assurances.  The Executive hereby agrees, during the Term and thereafter, to further assist the Company, at the Company’s expense, to evidence, record and perfect the Company’s rights in and ownership of the Assigned Inventions, to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned and to provide and execute all documentation necessary to effect the foregoing.

(c)Definitions.  “Company Interest” means any business of the Company or any product, service, Invention or Intellectual Property Right that is used or under consideration or development by the Company. “Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, and whether owned or held for use under license with any third party, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming property therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) works of authorship, whether or not copyrightable; (d) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use of disclosure thereof by any person; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and record; (g) domain names; and (h) licenses of any of the foregoing; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction. “Invention” means any products, process, ideas, improvements, discoveries, inventions, designs, algorithms, financial models, writings, works of authorship, content, graphics, data, software, specifications, instructions, text, images, photographs, illustration, audio clips, trade secrets and other works, material and information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative work thereof).

6.Restrictive Covenants.  The Executive acknowledges and agrees that he has and will have access to secret and confidential information of the Company, its affiliates, and its subsidiaries (“Confidential Information”) and that the following restrictive covenants are necessary to protect the interests and continued success of the Company. As used in this Agreement, Confidential Information includes, without limitation, all information of a technical or commercial nature (such as research and development information, patents, trademarks and copyrights and applications thereto, formulas, codes, computer programs, software, methodologies, processes, innovations, software tools, know-how, knowledge, designs, drawings specifications, concepts, data, reports, techniques, documentation, pricing information, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts and personnel information), whether written or oral, relating to the business and affairs of the Company, its customers and/or other business associates which has not been made available to the general public.

(a)Confidentiality. The Executive shall not disclose any Confidential Information to any person or entity at any time during the Term or after the separation of Executive from employment with the Company.

(b)Non-Solicitation/Non-Interference.  The Executive agrees that while the Executive is employed by the Company and for an additional one (1) year after the separation of Executive from employment with the Company, the Executive shall not (and shall cause any entity controlled by the Executive not to), directly or indirectly use any Company trade secret and/or Confidential Information to: (i) solicit, request or otherwise attempt to induce or influence, directly or indirectly, any present client, distributor, licensor or supplier, or prospective client, distributor, licensor or supplier, of the Company, or other persons sharing a business relationship with the Company, to cancel, limit or postpone their business with the Company, or otherwise take action which might cause a financial disadvantage of the Company; or (ii) hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any employee, officer, director, agent, contractor or other business associate of the Company, to terminate his or his employment or discontinue such person’s consultant, contractor or other business association with the Company.  For purposes of this Agreement the term “prospective client” shall mean any person, group of associated persons or entity whose business the Company has directly solicited within the one-year period prior to the termination of his employment.

(c)Non-Disparagement.  Executive agrees that he will not in any way disparage the Company, including current or former officers, directors and employees, nor will he make or solicit any comments, statements or the like to the media or to others that may be considered to be disparaging, derogatory or detrimental to the good name or business reputation of the Company.  The Company agrees that after Executive’s separation from employment, its officers and directors will not in any way disparage Executive or make or solicit any comments, statements or the like to the media or to others that is disparaging, derogatory or detrimental to the good name or business reputation of Executive.

(d)If the Company, in its reasonable discretion, determines that the Executive violated any of the restrictive covenants contained in this Section 6, the applicable restrictive period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by the Executive to the satisfaction of the Company.  Executive agrees that a violation of any of the restrictive covenants contained in this Section 6 shall constitute grounds for forfeiture of any equity-based awards granted to Executive by the Company (regardless of the extent to which Executive has vested in such awards), and grounds for the Company to recoup from the Executive any proceeds of equity-based awards granted to Executive by the Company.

(e)In the event that either any scope or restrictive period set forth in this Section 6 is deemed to be unreasonably restrictive or unenforceable in any court proceeding, the scope and/or restrictive period shall be reduced to equal the maximum scope and/or restrictive period allowable under the circumstances and applicable law.

(f)The Executive acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Section 6 by the Executive, the Company may suffer irreparable harm and, therefore, in advance of arbitration, the Company shall be entitled to seek immediate injunctive relief restraining the Executive from such breach or threatened breach of the restrictive covenants contained in this Section 5 in a court of competent jurisdiction. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it in arbitration for such breach or threatened breach, including the recovery of damages from the Executive. The Company acknowledges and agrees that in the event of a breach or threatened breach of the provisions of Section by the Company, the Executive may suffer irreparable reputation harm and, therefore, the Executive shall be entitled to seek immediate injunctive relief restraining the Company from such breach or threatened breach of the restrictive covenants contained in Section. Nothing herein shall be construed as prohibiting the Executive from pursuing any other remedies available to him for such breach or threatened breach, including the recovery of damages from the Company.

(g)Under the federal Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

7.	Sections 409A and 280G of the Internal Revenue Code.

(a)Separation from Service.  Notwithstanding anything in this Agreement to the contrary, to the extent that any severance or other payments or benefits paid or provided to

Executive, if any, under this Agreement are considered deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Code”) and the final regulations and any guidance promulgated thereunder (“Section 409A”) (such payments, the “Deferred Payments”), then to the extent required by Section 409A, no Deferred Payments will be payable unless Executive’s termination of employment also constitutes a “separation from service,” as defined in Treasury Regulations Section 1.409A-1(h) (a “Separation from Service”). Similarly, no Deferred Payments payable to Executive, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulations Section 1.409A-1(b)(9) will be payable until Executive has a Separation from Service. For clarity, if Executive’s employment with the Company is terminated by Executive or the Company (including, without limitation, by resignation) in a manner entitling Executive to Severance Benefits, but the Executive does not incur a Separation from Service, then any severance payments or benefits that are Deferred Payments and that are not immediately payable under this Section 7(a) will instead be paid to Executive when Executive incurs a Separation from Service, as if  termination of employment occurred on such date notwithstanding that Executive may no longer be employed under this Agreement.

(b)Payment Delay.  If, at the time of Executive’s Separation from Service, the Company determines that Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and that delayed commencement of any portion of the Deferred Payments is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then that portion of the Deferred Payments will not be provided to Executive until the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service, (ii) the date of Executive’s death, or (iii) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all Deferred Payments deferred under the Payment Delay will be paid in a lump sum to Executive within 30 days following such expiration, and any remaining payments due under this Agreement will be paid as otherwise provided in this Agreement. The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code at the time of Executive’s Separation from Service will be made by the Company, in its discretion, in accordance with Section 409A (including, without limitation, Treasury Regulations Section 1.409A-1(i)). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the payments under this Agreement, including the severance payments and benefits, will be treated as a right to receive a series of separate payments and, accordingly, each installment payment will at all times be considered a separate and distinct payment.

(c)Payment of Severance Upon Execution of a Release of Claims.  Severance payments shall begin upon expiration of the revocation period under the general release of claims described in Sections 4(d) and (g), and the first payment made shall include amounts that would have been paid for preceding payroll periods had the general release of claims been executed and effective immediately upon the Executive’s termination of employment.  Notwithstanding the foregoing, if the period for signing and revoking the general release of claims spans two calendar years, any portion of the severance that is subject to Section 409A shall not be paid until the first payroll date in the second calendar year following expiration of the revocation period.

(d)Expense Reimbursement. If required for compliance with Section 409A of the Code, any expenses incurred by Executive that are reimbursed by the Company as a taxable reimbursement under this Agreement will be paid in accordance with Treasury Regulations Section 1.409A-3(i)(1)(iv) and in accordance with the Company’s standard expense reimbursement policies, but in any event on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts so reimbursed during any taxable year of Executive will not affect the amounts provided in any other taxable year of Executive, and Executive’s right to reimbursement for these amounts will not be subject to liquidation or exchange for any other benefit.

(e)Section 280G of the Code.  Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit the Executive would receive from the Company pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 7(d), be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (1) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (2) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payment. If a reduction in the Payment is to be made, the reduction in payments and/or benefits will occur in the following order: (1) reduction of cash payments; and (2) reduction of other benefits paid to the Executive. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards.  This Section 7(e) shall supersede Section 12.1 of the Plan relating to Section 280G of the Code.

8.Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any provision of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled pursuant to the underlying action.

9.No Conflicts.  The Executive represents and warrants to the Company that the execution, delivery and performance by the Executive of this Agreement do not conflict with or result in a violation or breach of, or constitute (with or without the giving of notice or the lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which the Executive is a party or by which the Executive is bound and that there are no restrictions, covenants, agreements or limitations on the Executive’s right or ability to enter into and perform the terms of this Agreement, and the Executive agrees to indemnify and save the Company harmless from any liability, cost or expense, including attorney's fees, based upon or arising out of any breach of this Section 9.

10.Waiver.  The waiver by either party of any breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party. No person acting other than pursuant to a resolution of the Company shall have authority on behalf of the Company to agree to amend, modify, repeal, waive or extend any provision of this Agreement.

11.Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive or his legal representatives, executors, administrators and heirs. The Executive may not assign any of the Executive’s duties, responsibilities, obligations or positions hereunder to any person and any such purported assignment by the Executive shall be void and of no force and effect.

12.Notices.  All notices, requests, demands and other communications which are required or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; upon confirmation of transmission if sent by telecopy, electronic or digital transmission; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Executive, addressed to:	If to the Company, addressed to:
Marc Banjak: [***]	iBio, Inc. 11750 Sorrento Valley Road, Suite 200 San Diego, CA 92121 ATTN: CFO Cc: legal@ibioinc.com or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

13.	Miscellaneous.

(a)Governing Law; Jurisdiction/Venue. This Agreement shall be governed by and its provisions construed and enforced in accordance with the laws of California without reference to its principles regarding conflicts of law.

(b)Arbitration. The Parties mutually agree that any and all claims or controversies arising out of or relating to Employee’s employment, the termination thereof, or otherwise arising between Executive and the Company shall, in lieu of a jury or other civil trial, be settled by final and binding arbitration.  This includes all claims between the parties.  The parties also agree to submit claims to the arbitrator regarding issues of arbitrability, the validity, scope, and enforceability of this Agreement, jurisdictional issues, and any other challenges to this Agreement.  Nothing in this Agreement shall be construed to prevent either party’s use of provisional remedies in aid of arbitration from a court of appropriate jurisdiction including, but not limited to, claims for temporary or preliminary injunctive relief as described in section 6.  The Parties consent to the jurisdiction of the San Diego County, California courts and if the jurisdictional prerequisites exist, the United States District Court for the Southern District of California for such provisional relief.  Such arbitration shall be conducted in accordance with the JAMS Employment Arbitration Rules & Procedures.  Any such arbitration will be conducted in San Diego, California.   Except as otherwise provided by applicable law, the administrative costs of the arbitration (filing fees, cost for the arbitration site, hearing fees, arbitrator’s fee) shall be divided equally between the parties.  In the event that the applicable rules of JAMS, any express statutory provisions, or controlling case law conflicts with this allocation and requires the payment of administrative costs of arbitration by the Company, the administrative costs of arbitration will be paid by The Company.  The Parties agree that to the extent, if any, Employee may have a non-waivable right to file a claim or charge against the Company (such as claims for unemployment benefits, workers’ compensation benefits, or charges of discrimination with the Equal Employment Opportunity Commission), this Agreement shall not be intended to waive such a right to file.  If Employee or the Company arbitrates a claim against the other, neither the employee nor the Company shall, without written consent of the other party, have the right to participate in a class action in court or in arbitration, either as a class representative or a class member or join or consolidate claims with any other claims asserted by any other person.  In the event any portion of this agreement is found to be unenforceable, that portion shall not be effective and the remainder of the agreement shall remain effective.

(c)Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(d)Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

(e)Entire Agreement; No Oral Modifications. This Agreement, together with Company’s Officer Severance Benefit Plan, if and as adopted by the Company and amended from time to time, contains the entire agreement of the parties concerning the Executive’s employment and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby. Any modification to the terms of this Agreement will not be effective until signed by a duly authorized officer of the Company and the Executive.

(f)Representation by Counsel.  Each of the parties hereto acknowledges that: (i) it or he has read this Agreement in its entirety and understands all of its terms and conditions; (ii) it or he has had the opportunity to consult with any individuals of its or his choice regarding its or his agreement to the provisions contained herein, including legal counsel of its or his choice, and any decision not to was its or his alone; and (iii) it or he is entering into this Agreement of its or his own free will, without coercion from any source.

(g)Survival.  The provisions of Sections 4 through 8, and this Section 13 shall survive termination of this Agreement.

(h)Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement. Delivery of facsimile or .pdf, or other electronic copies (complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com)) of signature pages for this Agreement shall be valid and treated for all purposes as delivery of the originals.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has set his hand, all as of the day and year first above written.

iBio, Inc.
By:	/s/ Martin Brenner
Martin Brenner, Chief Executive Officer

Executive

/s/ Marc Banjak
Marc Banjak